H&Q LIFE SCIENCES INVESTORS
                    -----------------------------------------
                              (Name of Registrant)

                                    Form SE

                          Exhibit Index for Form N-SAR

Item 77. B. Accountant's report
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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

November 26, 2001

Dear Sir

We have read and agree with the statements contained in Sub-Item 77k of Form N-SAR of H&Q Life Sciences Investors and H&Q Healthcare Investors.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
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November 20, 2001

To the Shareholders and Trustees of
H&Q Life Sciences Investors

In planning and performing our audit of the financial statements of H&Q Life Sciences Investors (the "Fund") for the year ended September 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2001.

This report is intended solely for the information and use of management and the Trustees of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
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                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP resigned as the Fund's independent accountants as of September 27, 2001. The resignation was prompted by recent revisions to the SEC's auditor independence requirements. As a result of those revisions, Arthur Andersen LLP may no longer be considered "independent" with respect to the Fund because of its commercial banking relationship with JP Morgan Chase, the parent company of Hambrecht & Quist Capital Management. The Trustees voted to appoint PricewaterhouseCoopers LLP as the Fund's independent accountants for the Fund's fiscal year ended September 30, 2001. During the two previous years, Arthur Andersen LLP's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. Further, in connection with its audits for the two previous fiscal years and through September 27, 2001, there were no disagreements between the Fund and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP would have caused it to make reference to the disagreements in its report on the financial statements for such years.